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                                                                    EXHIBIT 99.1

Ramco-Gershenson Properties Trust
Suite 200
Southfield, MI 48034
(248) 350-9900
FAX:  (248) 350-9925
NYSE:  RPT

Contact: Dennis Gershenson, President & CEO           FOR IMMEDIATE RELEASE
         or Richard Smith, CFO
PHONE:   (248) 350-9900
FAX:     (248) 350-9925

                    RAMCO-GERSHENSON ANNOUNCES COMPLETION OF
                      2,150,000 SHARE COMMON STOCK OFFERING

SOUTHFIELD, MICH.--(BUSINESS WIRE)--JUNE 10, 2003--RAMCO-GERSHENSON PROPERTIES TRUST (NYSE:RPT) announced today that it has completed a public offering of 2,150,000 shares of common stock at $23.65 per share, which is the net price after the underwriting discount. The offering was underwritten by Deutsche Bank Securities Inc.


The Company estimates that the proceeds from the sale to be approximately $50,647,500. The proceeds will be used to pay down outstanding balances under RPT's secured and unsecured credit facilities, which may be borrowed against to acquire additional shopping centers and to expand or renovate existing centers.

Ramco-Gershenson Properties Trust has a portfolio of 61 shopping centers totaling approximately 11.8 million square feet of gross leasable area, consisting of 60 community centers, of which nine are power centers and three are single tenant properties, as well as one enclosed regional mall. The Company's centers are located in Michigan, Ohio, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Southfield, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust
(REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

This press release contains forward-looking statements with respect to the operation of certain of the Trust's properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust's properties are located, the performance of the Trust's tenants at the Trust's properties and elsewhere, the outcome of pending litigation and other factors discussed in the Trust's reports filed with the Securities and Exchange Commission.



FOR FURTHER INFORMATION ON RAMCO-GERSHENSON PROPERTIES TRUST VISIT THE COMPANY'S
                       WEBSITE @ WWW.RAMCO-GERSHENSON.COM


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